NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 23, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 10, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Brookfield Office Properties Inc. and Brookfield Property Partners L.P. became effective on June 9, 2014. For each Common share of Brookfield Office Properties Inc. held, shareholders had the right to receive $20.34 in cash; or 1.0 limited partnership unit of Brookfield Property Partners L.P. for each Brookfield Office Properties Inc. share held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 10, 2014.